As filed with the Securities and Exchange Commission on September 12, 1996
                                                           Registration No. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM S-3

                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                                 -------------------

                           DUFF & PHELPS CREDIT RATING CO.
                (Exact name of registrant as specified in its charter)

            Illinois                                   36-3569514
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization

                                55 East Monroe Street
                               Chicago, Illinois 60603
                                    (312) 368-3100
                 (Address, including zip code, and telephone number,
                 including area code, of principal executive offices)

                                   Paul J. McCarthy
                         Chairman and Chief Executive Officer
                           Duff & Phelps Credit Rating Co.
                                55 East Monroe Street
                               Chicago, Illinois  60603
                                    (312) 368-3100
             (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                       Copy to:
                              Kurt W. Florian, Jr., Esq.
                                Lord, Bissell & Brook
                               115 South LaSalle Street
                               Chicago, Illinois  60603

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                                   ----------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ / ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ /______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                           CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------
Title of Each                        Proposed          Proposed
Class of                             Maximum           Maximum
Securities          Amount to be     Offering Price    Aggregate            Amount of
to be Registered    Registered(1)    Per Share(2)      Offering Price(2)    Registration Fee
- ----------------    -------------    ------------      -----------------    ----------------
Common Stock,       33,603 shares    $20.82            $699,615             $241.25
without par value
- --------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the registrant's common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low prices of the common stock as reported by the New York Stock Exchange on September 10, 1996.



    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------

PROSPECTUS

                                    33,603 SHARES

                           DUFF & PHELPS CREDIT RATING CO.

                                     Common Stock



                                     ------------



    This Prospectus relates to 33,603 shares of common stock, without par value ("Common Stock"), of Duff & Phelps Credit Rating Co. (the "Company") to be issued from time to time upon exercise of options to purchase Common Stock granted to Daniel J. Donoghue.

    The last sale price of the Common Stock on September 10, 1996 as reported by the New York Stock Exchange was $20.75 per share.


                                     ------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                    COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                                     ------------


                  The date of this Prospectus is September __, 1996

    No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                  TABLE OF CONTENTS



AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . .   3
THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
SECURITIES COVERED BY THIS PROSPECTUS. . . . . . . . . . . . . . . . . . .   5
ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .   5
LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There is incorporated herein by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, and the description of the Company's capital stock contained in the Company's Registration Statement on Form 10, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Duff & Phelps Credit Rating Co., 55 East Monroe Street, Chicago, Illinois 60603, Attention:
Corporate Secretary (Telephone (312) 368-3100).

                                     THE COMPANY


    Duff & Phelps Credit Rating Co. (the "Company") is a nationally recognized credit rating agency. The Company was incorporated in Illinois in 1987 as a wholly-owned subsidiary of Duff & Phelps Corporation, at which time Duff & Phelps Corporation contributed substantially all of the assets and liabilities of its credit rating business to the Company. On October 31, 1994, Duff & Phelps Corporation distributed to its stockholders all of the outstanding shares of common stock of the Company. The dividend of one share of common stock of the Company for each three shares of Duff & Phelps Corporation common stock was distributed to the stockholders of Duff & Phelps Corporation of record as of October 26, 1994.

    As a result of the distribution, the Company owns and operates the credit rating business as an independent public company. The primary purpose for the distribution was to eliminate perceived and potential conflicts of interest between the Company's business and the other businesses of Duff & Phelps Corporation. The Company believes that both the credit rating business and the other businesses of Duff & Phelps Corporation were harmed because of perceived conflicts of interest even though they may not have existed, and these perceived conflicts of interest adversely affected the growth of both the Company and the other businesses of Duff & Phelps Corporation.

    The Company predominantly issues credit ratings on domestic and international corporate bonds, preferred stocks, commercial paper, certificates of deposit, structured financings and insurance company claims paying ability. The Company does not issue a significant volume of credit ratings on municipal securities. Credit ratings typically are issued for a fee paid by the issuer, and are published for access by investors, issuers, investment bankers, traders and the general public. Credit ratings concern only credit quality and are not recommendations to either buy or sell rated securities, certificates of deposit or insurance policies.

    Credit ratings are issued in response to requests from issuers or investment bankers. Requested ratings are for corporate short and long-term fixed obligations and structured finance programs, including securitizations of receivables such as auto loans and credit cards, pools of residential real estate loans and pools of commercial real estate loans, as well as single project financings. In addition, claims paying ability ratings are issued for life, property/casualty, financial guaranty and title insurance companies.

    The Company's professional staff analyzes the factors which determine an issuer's credit quality and summarizes the basis for ratings. Credit ratings are assigned and reviewed by a Credit Rating Committee composed of senior Company officers and managers. Ratings are monitored and reviewed at appropriate intervals depending on the type of rating. A watch list is utilized to alert clients to ratings that are under review for potential rating changes. New ratings, the watch list, and changes to existing ratings are primarily communicated through news releases to financial news services and the print media, and through the Company's research publications.

    The Company's research services include published reports concerning new issues, detailed and summary reports on issuers, rating guides, comparative statistical guides, and industry research. In addition, the Company's research is delivered to users electronically. The Company is committed to a strong research service as evidenced by a policy of hiring analysts with excellent educational backgrounds and with prior employment experience in the respective industries they follow. The Company's research service is widely distributed to domestic and international institutional investors including most of the largest United States mutual funds, banks, trust companies, public and private pension advisors and life and property/casualty insurance companies, as well as investment banks. The Company's management believes that its policy of allowing research subscribers direct access to credit analysts is attractive to current and prospective subscribers.

    The principal executive offices of the Company are located at 55 East Monroe Street, Chicago, Illinois 60603. Its telephone number is
(312) 368-3100.

    Unless the context otherwise requires, all references in this Prospectus to the "Company" refer to Duff & Phelps Credit Rating Co. and its subsidiaries.


                        SECURITIES COVERED BY THIS PROSPECTUS

    This Prospectus relates to 33,603 shares of common stock, without par value ("Common Stock"), of the Company to be issued from time to time upon exercise of options to purchase Common Stock granted to Daniel J. Donoghue. The Company will use the proceeds received by it upon exercise of such options for general corporate purposes.

    Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of Common Stock covered by this Prospectus will be adjusted in the event of stock splits, stock dividends or similar transactions.

                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be obtained upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

                                    LEGAL OPINION

    The validity of the Common Stock offered hereby will be passed upon for the Company by Lord, Bissell & Brook, 115 South LaSalle Street, Chicago, Illinois 60603.

                                       EXPERTS

    The financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                       PART II
                      INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Securities and Exchange Commission filing fee                         $  241.25

Accounting fees and expenses                                           1,000.00

Legal fees and expenses                                                1,000.00

Miscellaneous                                                            758.75
                                                                      ---------

             Total                                                    $3,000.00


    Except for the Securities and Exchange Commission filing fee, all of the foregoing expenses have been estimated. The Company will pay all expenses incurred in connection with the registration and distribution.

ITEM 15. Indemnification of Directors and Officers

    The Amended and Restated Articles of Incorporation of the Company provide that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 8.65 of the Illinois Business Corporation Act, which concerns unlawful distributions to shareholders, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Bylaws of the Company provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or as a person with authority like a director or officer, such as a managing partner, trustee or member of an administrative committee, of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or in such other capacity as described above or in any other capacity while serving as a director, officer or in such other capacity as described above, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law (including, but not limited to, the extent permitted by the Illinois Business Corporation Act), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer, or to be serving in such other capacity as described above, and shall inure to the benefit of the Indemnitee's heirs, executors and administrators; provided, however, that, except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

    Pursuant to the Bylaws, if a claim described in the preceding paragraph is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. The Bylaws provide that in (i) any suit brought by the Indemnitee to enforce a right to indemnification (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the Illinois Business Corporation Act. Neither the failure of the Company (including the Company's Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Illinois Business Corporation Act, nor an actual determination by the Company (including the Company's Board of Directors, independent legal counsel or shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses under the Bylaws, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under the Bylaws or otherwise shall be on the Company.

    The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that if Illinois law requires, an advancement of expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under the Bylaws or otherwise.

    The Bylaws provide that the rights to indemnification and to the advancement of expenses conferred under the Bylaws shall not be exclusive of any other right which any person may have or may in the future acquire under any statute, the Company's Amended and Restated Articles of Incorporation, the Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

    The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under applicable law.

ITEM 16. Exhibits

    See Exhibit Index immediately preceding the Exhibits to this Registration Statement.

ITEM 17. Undertakings

    The registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or
              Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

         (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

         (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 11th day of September, 1996.

                             DUFF & PHELPS CREDIT RATING CO.



                             By: /s/ Paul J. Mccarthy
                                  ---------------------------------------
                                  Paul J. McCarthy,
                                  Chairman and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 11th day of September, 1996, in the capacities indicated.

Signature                       Title
- ---------                       -----


/s/ Paul J. McCarthy            Chairman of the Board, Chief
- ----------------------------    Executive Officer, Chief
 Paul J. McCarthy               Financial Officer and Director
                                (Principal Executive and
                                Financial Officer)

/s/ Marie C. Becker             Vice President and Controller
- ----------------------------    (Principal Accounting Officer)
Marie C. Becker


/s/ Philip T. Maffei            President, Chief Operating
- ----------------------------    Officer and Director
 Philip T. Maffei

 /s/ Milton L. Meigs            Director
- ----------------------------
 Milton L. Meigs

 /s/ Jonathan Ingham            Director
- ----------------------------
 Jonathan Ingham

 /s/ Donald J. Herdrich         Director
- ----------------------------
 Donald J. Herdrich

                                  INDEX TO EXHIBITS

EXHIBIT

4(a)     Form of Common Stock certificate(1)
5        Opinion of Lord, Bissell & Brook
23(a)    Consent of Arthur Andersen LLP
23(b)    Consent of Lord, Bissell & Brook (included in Exhibit 5)

- --------------------------

(1) Incorporated herein by reference to the corresponding exhibit to the Registrant's registration statement on Form 10, as amended.